FOR IMMEDIATE RELEASE
Mar. 25, 2003

Tellabs names Timothy J. Wiggins chief financial officer

Naperville, Ill. – Tellabs today named Timothy J. Wiggins as executive vice president and chief financial officer (CFO), effective March 31.

Wiggins, 46, will be responsible for all of Tellabs’ global finance operations, including finance, accounting, treasury, audit, financial planning, risk management, tax and investor relations. He also will oversee Tellabs’ global information systems organization. He will report to Michael J. Birck, Tellabs chairman and chief executive officer (CEO).

“Tim brings to Tellabs strong financial management and strategic planning skills within publicly held global engineering and manufacturing firms,” Birck said. “He has successfully led companies through challenging economic environments and will help guide Tellabs along our path to profitability.”

Prior to joining Tellabs, Wiggins was executive vice president and CFO at Chicago Bridge and Iron Company N.V. Wiggins also has served as executive vice president of finance for Fruehauf Trailer Corporation, one of the world’s leading truck trailer manufacturers. Prior to that, Wiggins was CEO of Autodie Corporation, a publicly held manufacturer of large-scale stamping dies. Wiggins started his career at international accounting and consulting firm Deloitte Haskins & Sells (predecessor to Deloitte & Touche).

Wiggins is a certified public accountant and holds a bachelor’s degree in accounting from Michigan State University. Wiggins, his wife Debbie, and their family reside in Chicago’s far western suburbs.

Wiggins succeeds Joan Ryan, who resigned in February to accept the CFO position at Sirva, Inc.

Tellabs (NASDAQ: TLAB) provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs™ — most telephone calls and Internet sessions in the United States and many other countries flow through the company’s equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries. For more information, please visit tellabs.com.

MEDIA CONTACT:
Jean Medina
+1.630.798.2509
jean.medina@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs, the Tellabs logo and The World Communicates Through Tellabs™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.